Exhibit 99.7
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                            FORM OF STOCK OPTION AGREEMENT


           STOCK OPTION AGREEMENT, entered into as of November 25, 1997 and amended on March 18, 1998, between REFAC Technology Development
 Corporation, a Delaware Corporation ("REFAC"), and ___________(1) (the "Optionee"), an employee of Human Factors Industrial Design, Inc. ("HFID").

           WHEREAS, REFAC and HFID have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 25, 1997, by and among REFAC, HFID Acquisition Corporation ("New HFID"), HFID and the Principal Stockholders (as defined in the Merger Agreement) of HFID, pursuant to which New HFID will be merged with and into HFID (the "Merger"), and, as a result of which Merger, HFID shall operate as a subsidiary of REFAC;

           WHEREAS, in connection with the Merger, the Optionee has entered into that certain Employment Agreement, dated as of November 25, 1997 (the "Employment Agreement"), pursuant to which the Optionee is entitled to receive the stock option evidenced hereby;

           WHEREAS, the Board of Directors of REFAC has determined that it is in its and its stockholders' best interests to grant to the Optionee an option to purchase shares of REFAC's common stock, par value $.10 per share ("Stock") in the amount and on the terms and conditions set forth herein; and

           WHEREAS, the Board of Directors of REFAC has determined that it is in its and its stockholders' best interests that the Option granted hereby shall not be subject to the terms and provisions of REFAC's 1990 Stock Option and Incentive Plan.

           NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed and do hereby agree as follows:

           Section 1. GRANT OF OPTION. The Optionee is hereby granted an option (the "Option") to purchase an aggregate of ______1 shares of Stock, subject to adjustment as provided in Section 3 hereof, on the terms and conditions herein set forth.

-------------
  (1) Same agreement entered into with Paul J. Mulhauser, Christopher I. Brooks, Karl D. Kirk III, Bert D. Heinzelman, Douglas M. Spranger, Donald R. Lamond, Carol Brewer, John Moldauer, Paul Lacotta and Dave Schiff for 30,000, 7,500, 7,500, 30,000, 45,000, 3,750, 3,750,
        3,750, 3,750 and 3,750 shares of common stock, respectively.

           Section 2. EXERCISE PRICE. The exercise price per share of the Stock subject to the Option shall be equal to $9.50.

           Section 3. EFFECT OF CERTAIN CHANGES. If there is any change in the Stock through the declaration of extraordinary dividends, stock dividends, recapitalization, stock splits, or combinations or exchanges of such shares, or other similar transactions, the number of shares of Stock subject to the Option and the exercise price per share of the Option shall be proportionately adjusted by the committee (the "Committee") established by the Board of Directors of REFAC to administer REFAC's executive incentive programs to reflect such change in the issued shares of Stock.

           Section 4. TERM AND EXERCISABILITY OF OPTION.

           (a) Term of Option. Unless the Option is previously cancelled pursuant to this Agreement, the term of the Option and of this Agreement shall commence March 18, 1998 (the "Date of Grant") and terminate on the tenth anniversary of the Date of Grant (such tenth anniversary, the "Expiration Date"). Upon the termination of the Option, all rights of the Optionee hereunder shall cease.

           (b) Exercisability of Option. The Option shall be exercisable as to twenty percent (20%) of the aggregate number of shares covered hereby on the Date of Grant. Subject to Section 7 hereof, the Option will become exercisable as to sixteen percent (16%) of the aggregate number of shares of Stock covered hereby on each of the first five (5) anniversaries of the Date of Grant. Subject to Section 7 hereof, the right of the Optionee to purchase shares with respect to which this Option has become exercisable as herein provided may be exercised in whole or in part at any time or from time to time, prior to the tenth anniversary of the Date of Grant.

           Section 5.  PAYMENT OF PURCHASE PRICE; WITHHOLDING TAXES.

           (a) Payment of Purchase Price. Payment of the exercise price for any shares of Stock being purchased hereunder (the "Purchase Price") must be made in cash, by certified or bank check or by delivering to REFAC previously acquired shares of Stock (none of which shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any natures whatsoever). If the Optionee pays by delivering shares of Stock, the Optionee must include with the notice of exercise the certificates for such shares, duly endorsed for transfer. REFAC will value the shares of Stock delivered by the Optionee at their Fair Market Value (as defined below) on the date of receipt and, if the value of such shares exceeds the Purchase Price, will return to the Optionee cash in an amount equal to the value, so determined, of any fractional portion of a share of Stock exceeding the Purchase Price and will issue a certificate for any whole shares of Stock exceeding the Purchase Price.

           (b) Withholding Taxes. At the time the Optionee gives notice of exercise of the Option, the Optionee shall include with such notice payment in cash or by certified or bank check in an amount equal to all Federal, state, local, employment or other withholding taxes due, if any, at the time of exercise of the Option or shall give other assurance to REFAC satisfactory to the Committee of the payment of such withholding taxes.

           (c) Fair Market Value. For purposes of this Agreement, the "Fair Market Value" of the Stock as of a particular date shall be (i) the closing sales price of the Stock on a national securities exchange for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the Stock is then traded on an over-the-counter market, the average of the closing bid and asked prices for the Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the Stock is not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee in its discretion may determine.

           Section 6.  TRANSFER OF SHARES.

           (a) REFAC shall deliver certificates for the shares of Stock purchased hereunder as soon as practicable after receiving the payments required under Section 5 hereof and all other documents as may be required by law or the terms hereof.

           (b) The sale and delivery of any shares purchased hereunder are subject to approval of any governmental agency which may, in the opinion of counsel to REFAC, be required in connection with the authorization, issuance or sale of Stock. REFAC shall use its best efforts to obtain any such approval. No shares of Stock shall be issued under the Option prior to compliance with such requirements and with REFAC's listing agreement with the American Stock Exchange (or other exchange upon which the Stock may then be listed). The Committee may impose such restrictions on any shares of Stock acquired pursuant to the exercise of the Option as is required by applicable Federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares.

           Section 7.  TERMINATION OF EMPLOYMENT.

           (a) Except as provided in this Section 7, the Option may not be exercised after the Optionee has ceased to be employed by HFID.

           (b) If the Optionee's employment with HFID is terminated by HFID for Cause (as defined in the Employment Agreement), the Option shall be cancelled as of the date of such termination of employment.

           (c) If the Optionee's employment with HFID is terminated (i) by reason of the Optionee's death (A) during the term of the Employment Agreement or (B) within ninety (90) days following the effective date of termination of the Optionee's employment with HFID for any reason other than for Cause or (ii) by reason of the Optionee's Disability (as defined in the Employment Agreement) or retirement, the Option shall be exercisable by the Optionee (or his beneficiary, if appropriate), to the extent exercisable on the effective date of such termination of employment for a period of one (1) year following the effective date of such termination of employment.

           (d) If the Optionee's employment with HFID is terminated for any reason other than for Cause (as defined in the Employment Agreement) or by reason of the optionee's death, Disability (as defined in the Employment Agreement) or retirement, the Optionee shall have the right to exercise the Option, to the extent exercisable on the effective date of such termination of employment, for a period of ninety (90) days following the effective date of such termination of employment.

           (e) Notwithstanding anything to the contrary in this Section 7, the Option shall not be exercisable later than the Expiration Date.

           Section 8.  RIGHTS OF OPTIONEE.

           (a) The Optionee shall have none of the rights of a stockholder with respect to the shares covered by the Option until the shares are issued or transferred to such Optionee pursuant to Section 6 hereof.

           (b) The Option shall not interfere with or limit in any way the right of HFID to terminate the Optionee's employment at any time, nor confer upon the Optionee any right to continue in the employ of HFID.

           Section 9. NONTRANSFERABILITY OF OPTION. The Option shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by him or his legal representative.

           Section 10.  NOTIFICATION.

           (a) The Option shall be exercised by written notification of exercise substantially in the form of Exhibit A hereto and delivered to the Secretary of REFAC in accordance with subsection (b) of this Section 10. Such notification shall specify the number of shares of Stock to be purchased and the manner in which payment is to be made.

           (b) Any notification required or permitted hereunder shall be in writing and must be given by personal delivery or by certified mail, return receipt requested, addressed, if to REFAC or the Committee, to REFAC, at 122 East 42nd Street, New York, New York 10168, or to the Optionee at the address set forth below, as the case may be, and deposited, postage prepaid, in the United States mail; provided, however, that a notification of exercise pursuant to subsection (a) of this Section 10 shall be effective only upon receipt by REFAC of such notification and all necessary documentation, including full payment for the Shares. Either party may, by notification to the other given in the manner aforesaid, change the address for future notices.

           Section 11. CANCELLATION AND REISSUANCE. The Committee shall have the authority to provide for the cancellation of the Option and the reissuance of a replacement Option upon such terms as the Committee, in its sole discretion, deems appropriate, provided that such terms shall not adversely affect the Optionee in any material way.

           Section 12. RESERVATION OF SHARES. REFAC agrees that, until the exercise or expiration of the Option, at all times there shall be reserved for issuance and/or delivery upon exercise of this Option such number of shares of Stock as shall be required for issuance and delivery upon exercise of the Option.

           Section 13.  GOVERNING LAW; INTERPRETATION.

           (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law principles.

           (b) The Committee shall have final authority to interpret and construe this Agreement and to make any and all determinations under them, and its determination and decisions shall be final, conclusive and binding upon the Optionee and his legal representative in respect of any questions arising under this Agreement.

           Section 14.  MISCELLANEOUS.

           (a) This Agreement shall bind and inure to the benefit of REFAC, its successors and assigns, and the Optionee and his personal representatives and assigns.

           (b) The failure of REFAC to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

           (c) Amendment. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.


           IN WITNESS WHEREOF, REFAC has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Optionee has hereunto set his hand, all as of the day and year set forth above.


                                 REFAC TECHNOLOGY DEVELOPMENT
                                 CORPORATION


                                 By _______________________________
                                    Name:
                                    Title:


 ACCEPTED:


 ______________________________
 Optionee                  Date

 Address:

 ______________________________

 ______________________________

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